EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

             We consent to the incorporation by reference in the Registration Statement (Form S-8) of Covad Communications Group, Inc. pertaining to the 2000 Stock Incentive Plan of BlueStar Communications Group, Inc. of our report dated January 21, 2000 (except Note 9, as to which the date is April 3, 2000) with respect to the consolidated financial statements of Covad Communications Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Walnut Creek, California

November 13, 2000